Exhibit 99.1

Vaughan Foods, Inc. Acquired by Reser’s Fine Foods, Inc.

MOORE, OK – September 16, 2011 – Vaughan Foods, Inc. (The OTC Markets QB: FOOD), today announced that it has been acquired by Reser’s Fine Foods, Inc., Beaverton, Oregon. "I am pleased to announce the completion of our acquisition by Reser’s," said Herbert Grimes, Vaughan’s CEO. “We believe that this transaction was in the best interests of our stockholders and we look forward to working with the Reser’s management team as we continue to build the Vaughan brand and expand our business."

“I am excited to welcome Vaughan’s employees into the Reser’s family,” said Mark Reser, President and CEO of Reser’s. “We are confident that the combination of our two companies will provide our customers with enhanced products, service and innovation. We look forward to continued growth for many years to come.”

As a result, shares of Vaughan common stock have ceased to be traded on the OTC Markets QB electronic trading market. Each Vaughan stockholder will receive approximately $1.58 for each share of Vaughan common stock held. Also as a result of the acquisition, the Class A and Class B warrants will no longer be entitled to receive shares of Vaughan common stock on exercise but will be entitled, until their expiration in 2012, to receive only the same $1.58 per share upon exercise and payment of the warrant exercise price.

Today’s announcement follows Vaughan stockholder approval of the transaction at the Special Meeting of Stockholders held Thursday, September 15, 2011, and receipt of all required regulatory approvals.

About Vaughan Foods, Inc.

Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods and is uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. Vaughan sells to both food service and retail sectors. Its products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes.

Investor Relations Contact

Vaughan Foods, Inc.

Gene Jones

Chief Financial Officer

Vaughan Foods, Inc.

405.794.2530